EXHIBIT 14.1

PRB GAS TRANSPORTATION, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

OBJECTIVE

The corporate philosophy of PRB Gas Transportation, Inc. and its subsidiaries (“PRB”) is that good ethics and good business conduct go hand in hand. The conduct and values of its Company associates including directors, employees and consultants reflect upon PRB. These business standards provide a general framework of values and obligations that should be adhered to at all times. Corporate standards guide each Company associate’s professional conduct in regard to actions, words, sense of fairness, honesty and integrity. PRB is required to comply with laws in all jurisdictions, and this Code of Business Conduct and Ethics (the “Code”) supports and reflects our statutory compliance with such laws.

ACT WITH INTEGRITY

PRB’s expectations concerning the behavior of its associates do not differ substantially from the personal expectations most associates set for themselves. You are expected to act with integrity. This means that you should:

•                  be honest and ethical in all of your dealings;

•                  comply with all laws and seek help if you have any uncertainty;

•                  adhere to all PRB policies;

•                  be respectful of others, including your fellow associates;

•                  be accountable, responsible and do what you say you are going to do; and

•                  do what is right.

OBEY THE LAW AND PRB POLICY

PRB conducts its business in accordance with all applicable laws. You are expected to conduct yourself in the same manner. Compliance with the law is a minimum expectation. Personal integrity may, and often will, involve a standard higher than what exists under the law. You should direct any questions you have about these Guidelines or a legal compliance matter to your manager and/or the Chairman of the Board of Directors.

DO NOT ENGAGE IN INSIDER TRADING

It is against the law and you are prohibited from buying or selling PRB securities if you are aware of “inside” information, that is, material non-public information about PRB. You may also become aware of inside information about other companies, such as PRB’s partners, suppliers and customers, through your work at PRB. You are similarly prohibited from buying or selling securities of such other company if you are aware of inside information about that other company. You may not pass along any inside information to others, such as friends or relatives. In addition, you may not engage in any form of short-selling, hedging, puts or calls or options trading in PRB stock based on insider information.

PROTECT PRB’S CONFIDENTIAL AND PROPRIETARY INFORMATION

Misusing or disclosing information that PRB considers confidential, both during and after your association with PRB, is prohibited.

All PRB related documents in any tangible or electronic form in your possession or control, no matter where they are located, are the property of PRB. Both during your association with the Company and thereafter, you are prohibited from using such documents for your own benefit or disclosing them to anyone outside of PRB. Any such taking, downloading or other prohibited use or disclosure of PRB documents constitutes theft of PRB property and may be deemed to be a misappropriation of PRB trade secrets.

Additionally, you should take steps to prevent inadvertent disclosure of confidential or proprietary information. You should not discuss any non-public or confidential information of PRB with outsiders. Even within PRB, confidential information should be shared with others only on a “need to know” basis.

DO NOT GIVE OR ACCEPT QUESTIONABLE GIFTS

With respect to non-government personnel, gift-giving is proper only to create good will. All business decisions must be based on the merits of products, services or people.

Unless prohibited by the customer’s own policies, it is appropriate to pay for a customer’s meals and entertainment or to invite a customer to a sporting event or outing, provided the expenses of doing so are reasonable. It is also permissible to give a customer a gift of reasonable value on special occasions, as long as the gift does not seek, and does not create the appearance of seeking, special favors.

With respect to government personnel, it is improper and illegal, either directly or indirectly, to provide or pay for any meal, travel, entertainment, lodging or gift. The giving of any gratuity to a government employee could subject both you and PRB to civil and criminal penalties.

Regardless of local practice, any payment or gift to a person acting in an official capacity for a foreign government designed to influence that individual’s acts or decisions is improper and could subject you and PRB to substantial criminal liability for violation of the Foreign Corrupt Practices Act of 1977, as amended.

DO NOT SOLICIT OR ACCEPT ANY MONEY

Do not solicit or accept any gift which would create the appearance that you will be influenced or obligated to do business with the giver. If a customer or supplier offers or gives you any money or a gift which would create such an appearance, reject the offer.

Giving or receiving a gift should never damage PRB’s reputation. Any gift-giving should be fully visible to your manager.

AVOID CONFLICTS OF INTEREST

Our general rule is that Company associates should avoid any activity, investment or interest that is, or appears to be, in conflict with the business or their association with PRB. Potential conflicts of interest must be disclosed and resolved including where a Company associate:

•                  Acts as an officer, director, employee, partner, agent, consultant or client for any of PRB’s competitors, suppliers or contractors.

•                  Engages in other outside employment where there is a potential for conflict. Management should be informed of such external employment to ensure that no conflict exists and that your job performance with PRB is not adversely affected.

•                  Directly or beneficially holds a substantial (greater than 10%) financial or other interest in any business or organization with which PRB has business dealings, and the employee or their family could receive a benefit from transactions with PRB.

•                  Participates in a venture where PRB has expressed a business interest.

Where appropriate, PRB may request written disclosure of outside business interests to determine compliance with the Code. As well, an individual may wish to provide PRB with such disclosure in advance. PRB will review the circumstances and issue a letter indicating the awareness of the individual’s actions or involvement, and that (in the outlined situation) there is no conflict of interest; or, alternatively, PRB may specify appropriate action required to ensure compliance with the Code.

TREAT FELLOW ASSOCIATES WITH DIGNITY AND RESPECT

It is vital that PRB associates treat each other with respect. PRB will not tolerate discrimination or harassment of any kind. PRB is committed to equal opportunity for all employees, without bias based on differences in culture, ethnicity, color, religion, gender, sexual orientation, age, marital status, national origin or handicap.  If you engage in such conduct, you will be subject to discipline and you may expose yourself and PRB to liability.

HANDLE THE TRADE SECRETS AND CONFIDENTIAL INFORMATION OF OTHERS WITH CARE

PRB competes vigorously, but fairly. You may use any publicly available information about PRB’s competitors or other companies, but you may not unlawfully acquire or misuse the trade secrets or other confidential information of another company. PRB does not condone the use of any improper means, such as cash payments, favors or hiring a competitor’s employees to acquire confidential information of other companies.

BE HONEST AND TRUSTWORTHY WHEN DEALING WITH CUSTOMERS AND VENDORS

To establish and maintain strong and long-lasting relationships, we must be honest and trustworthy in all of our dealings with customers and vendors. Long-term relationships are more valuable than short-term gains.

DO NOT MISUSE PRB’S PROPERTY OR EQUIPMENT

You should take all reasonable steps to protect against loss, theft or misuse of any PRB asset. Moreover, PRB’s facilities, communication networks and property are to be used to conduct PRB business or for purposes authorized by management.

MAINTAIN AND PROVIDE ACCURATE AND HONEST BUSINESS RECORDS AND FINANCIAL REPORTS

PRB’s books and records must reflect all transactions included in its results of operations and financial position truthfully, accurately and in compliance with generally accepted accounting principles. PRB also has strict reporting obligations under certain statutes, including the Foreign Corrupt Practices Act of 1977, as amended, and the securities laws. It is therefore essential that you report all business transactions honestly, accurately and in compliance with all PRB policies and procedures.

ENSURE FULL, FAIR, ACCURATE, TIMELY AND UNDERSTANDABLE DISCLOSURE AND FINANCIAL REPORTING

As a public company, PRB is required to file periodic and other reports and documents with the Securities and Exchange Commission and to make other public communications. PRB must provide accurate, complete and timely disclosure in those SEC reports and documents and in its other public communications, including disclosure of PRB’s financial results and financial condition. Accordingly, you must fully meet your responsibilities to ensure that PRB’s financial reports and records are in strict compliance with all applicable laws, generally accepted accounting principles and PRB policies.

COMPLY WITH PRB’S RECORD RETENTION POLICIES

PRB’s policies and procedures with respect to record retention are designed to ensure legal compliance, preservation of and access to important records, and reduction of costs associated with maintaining large volumes of documents. They require certain documents and records to be retained for specified periods. Drafts and other documents not required to be retained under such PRB policies and procedures or otherwise by applicable law should be destroyed regularly in the ordinary course of business. However, if you become aware of a subpoena or a litigation or investigation that relates to PRB and you have documents that may be relevant, you must retain and preserve those documents, including e-mails and other documents that may otherwise be automatically deleted or destroyed, until you are advised otherwise.

REPORTING VIOLATIONS

Corporate associates must immediately report any known or suspected violation of applicable laws, rules, regulations or the Code to an appropriate manager, senior officer or the Audit Committee. No one will be subject to retaliation because of a good faith report of suspected misconduct. However, failure to report a suspected violation of the Code is itself a violation of the Code and could subject any party to disciplinary action.

INVESTIGATION OF SUSPECTED VIOLATIONS

All reported alleged violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own investigations as such investigations may involve complex legal issues, and an individual acting on their own may compromise the integrity of an investigation and adversely affect both you and the Company.

DISCIPLINE OF VIOLATIONS

Company associates who violate this Code may be subject to disciplinary actions, up to and including discharge. In addition, disciplinary measures, up to and including discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report and correct them.

WAIVERS OF CODE

The Company will waive application of the policies set forth in this Code only where circumstances warrant granting a waiver, and then only in conjunction with any appropriate monitoring of the particular situation. Waivers of the Code for Directors and Officers may be made only by the Board of Directors or the Audit Committee.

Adopted 03/16/06